Exhibit 99.1

Charlotte’s Web Reports 2022 Fourth Quarter

And Year-End Financial Results

28% reduction in 12-month operating expenses

Net cash of $67M at December 31, 2022

Louisville, CO March 23, 2023 - (TSX:CWEB, OTCQX:CWBHF), Charlotte’s Web Holdings, Inc. (“Charlotte’s Web” or the “Company”), the market leader in full spectrum hemp extract wellness products, today reported financial results for the fourth quarter and year ended December 31, 2022. All amounts are expressed in United States dollars unless otherwise indicated. Percentage changes are calculated to the nearest thousand dollars.

“In the fourth quarter, Charlotte’s Web cemented an authoritative brand leadership position following our NSF certification for professional sport, becoming the Official CBD of Major League Baseball and receiving a $56.8 million investment from British American Tobacco,” Jacques Tortoroli, Chief Executive Officer of Charlotte’s Web, said. “We also maintained our leading market share position across key metrics despite a challenging sales environment due to ongoing regulatory inaction, which has created uncertainty and confusion for the CBD industry overall. Additionally, we gained new distributor partnerships to expand our retail opportunities across new industry verticals and better service some existing retail customers. At the same time, we entered into new partnerships in Canada and other regions as we continue to selectively execute on our asset-light international strategy. On the regulatory front, we significantly increased our engagement in Washington D.C., as part of a broad coalition to support Congressional legislation for appropriate regulatory development related to the hemp CBD category. Additionally, we have been active with a range of states as they look to implement regulations.”

“We simplified and streamlined our business in 2022, significantly reducing costs by almost $30 million, which helped to lower total cash use in 2022 to $5.3 million from $29.6 million in 2021, more than offsetting lower revenue,” Jessica Saxton, Chief Financial Officer, said. “As a result of these actions and the investment from BAT, we ended 2022 with a cash balance of $67 million. We remain committed to being good stewards of capital through prudent expense and cash management. Our strong liquidity position enables us to be choiceful when investing in our growth initiatives. Moreover, our key strategic partners - MLB and BAT - have become important stakeholders in the Company.”

Fourth Quarter 2022 Strategic Highlights

•	Reinforced the balance sheet, with $52.7 million net cash proceeds, through a convertible debenture investment from a subsidiary of BAT (LSE: BATS and NYSE: BTI). The debenture is convertible at C$2.00 per common share on the Toronto Stock Exchange (TSX) at BAT’s discretion for a non-controlling equity stake in Charlotte’s Web of approximately 19.9%. The 7-year debenture bears interest at a rate of 5% per annum (stepping down to 1.5% following approved federal regulations for hemp CBD) which can be paid in cash (or cash equivalence in shares) at conversion or maturity.

•	Charlotte’s Web was named the “Official CBD of Major League Baseball©”, marking the first major professional sports league to form a strategic partnership agreement in CBD to support the daily health and wellness of its players and fans. Through the partnership MLB also became a 4% shareholder of Charlotte’s Web with aligned interests to leverage exposure through MLB’s base of approximately 180 million fans.

•	Launched new “Charlotte’s Web Sport - Daily Edge” broad spectrum oil tincture - the first and only broad spectrum CBD oil to be certified NSF for Sport®. Daily Edge is part of a new product line for the sports and cultural lifestyle pillars that provide athletes and consumers with natural options to support recovery, help keep calm under pressure, and maintain healthy sleep cycles and focus.

•	Expanded U.S. retail coverage with several new distributors and new industry verticals including employer-sponsored benefits plan through SBM LLC, rapid home delivery through Go Puff, and spas with Massage Envy.

•	International expansion initiatives progressed. In November, Charlotte’s Web announced a strategic alliance with Tilray for manufacturing and distribution in Canada. For the first time, Canadians will have the ease of nationwide availability of Charlotte’s Web full spectrum CBD products through Tilray’s distribution network. First availability is expected in mid-2023 for hemp extract oil tinctures, followed by gummies and topicals.

•	Charlotte’s Web is supporting federal and state legislative initiatives to help advance a comprehensive U.S. CBD regulatory framework. Charlotte’s Web is part of a coalition in Washington D.C. to support Congressional legislation and has shared quantitative safety data study results with the U.S. Food and Drug Administration (FDA).

•	The Company has been strengthening organizational leadership with changes and additions to senior management.

Q4 2022 Financial Review

The following table sets forth selected financial information for the periods indicated.

	Three Months Ended, December 31,
U.S. $ millions, except per share data	2022	2021

Revenue	$18.9	$24.8
Cost of goods sold	29.4	20.6
Gross profit	(10.5)	4.2

Selling, general and administrative expenses	21.4	24.4
Goodwill and asset impairments	0.1	98.0
Operating loss	(32.0)	(118.2)

Other income, net	0.5	(0.3)
Change in fair value of financial instruments and other	(3.6)	0.3
Income tax (expense) benefit	(0.1)	(0.2)
Net loss	$(35.2)	$(118.2)
Net loss per common share, basic and diluted	$(0.23)	$(0.86)

Gross Profit was negative $10.5 million due to non-cash inventory provisions of $21.5 million taken in the quarter. This compares to Gross Profit of $4.2 million in the fourth quarter of 2021, which included inventory provisions of $9.7 million. During the fourth quarter of 2022, it was determined that certain aging hemp biomass inventory would no longer meet long-term product specifications, due to pending legislative changes in Colorado. Adjusted Gross Profit1 in Q4 2022, prior to the impact of inventory provisions was approximately $11.0 million, or 58.1% of revenue, an improvement from Q4 2021 Adjusted Gross Profit, which was $13.8 million, or 55.4%.

Consolidated net revenue for the fourth quarter ended December 31, 2022, was $18.9 million, a decrease of 23.8% year-over-year from $24.8 million in the fourth quarter of 2021, primarily due to lower retail and online sales through the Company’s webstore. On a sequential quarterly basis, Q4 2022 net revenue increased 10.7%, versus $17.0 million in Q3 2022.

Fourth quarter business-to-business (“B2B”) net revenue was $6.4 million, a decrease of 32.6% year-over-year from $9.5 million, primarily due to lower comparable shipments to retail customers, some of which have reduced total shelf space for CBD products. On a comparative basis, Q4 2021 included significant relative expansion following the passing of Assembly Bill 45 in California, while there was not a similar positive regulatory event affecting Q4 2022.

On a sequential quarterly basis, B2B net revenue in Q4 2022 increased 20.8% versus $5.3 million in Q3 2022, reflecting seasonal holiday sales demand. New distribution partners were added in new channel categories throughout the year, including the fourth quarter; however, they require time to materially impact sales.

Fourth quarter direct-to-consumer (“DTC”) net revenue was $12.5 million, a decrease of 18.3% year-over-year from $15.3 million, due to lower traffic to the Company’s online webstore and competitive discounting. Declines in traffic to the webstore continue to be the biggest challenge to e-commerce revenue performance.

On a sequential quarterly basis, DTC net revenue in Q4 2022 increased 6.0%, versus $11.8 million in Q3 2022, reflecting seasonal holiday sales demand. New subscriptions increased 21% year-over-year and e-commerce conversion rates were strong at 7%. In 2023, the Company is launching initiatives to increase online traffic to broaden demographic exposure, with partners such as MLB. Charlotte’s Web maintains the largest e-commerce business in the CBD industry, with e-commerce sales for the total CBD industry estimated at approximately $2 billion annually, making it the largest channel, generating approximately 40% of total industry sales according to the Brightfield Group.

DTC and B2B contributed 66% and 34% of revenue respectively in the fourth quarter of 2022 versus 62% and 38% respectively for the fourth quarter of 2021.

	Three Months Ended
	December 31,
	2022	2021
Total Revenue - U.S. $ millions	$18.9	$24.8
Direct-to-consumer ("DTC”)	$12.5	$15.3
Business-to-business ("B2B”)	$6.4	$9.5

Total selling, general and administrative (“SG&A”) expenses were $21.4 million, a 12.2% year-over-year reduction from $24.4 million in Q4 2021. The year-over-year net improvement reflects actions taken in 2022 to improve operating efficiencies and reduce personnel and marketing expenses to be reflective of current revenues.

An operating loss of $32.0 million for the fourth quarter of 2022 was an improvement of $86.2 million, or 71.5%, as compared to an operating loss of $118.2 million in Q4 2021. The significant improvement was primarily due to Q4 2021 impairment charges of $98.0 million related to the goodwill and intangible assets of the 2020 acquisition of Abacus.

Net loss for the fourth quarter was $35.2 million, or ($0.23) per share on a basic and diluted basis, compared to a net loss of $118.2 million, or ($0.86) per share, on a basic and diluted basis in Q4 2021. Additionally, Q4 2022 included a negative change of $6.8 million in the fair value of the Company's SBH Purchase Option, which was a non-cash charge.

Adjusted EBITDA1 loss for the fourth quarter of 2022 was $4.5 million, an improvement of $3.8 million, or 45.8% as compared to Adjusted EBITDA loss of $8.3 million, for the fourth quarter of 2021.

2022 12-Months Financial Review

On a year-over-year basis, consolidated net revenue for the twelve months ended December 31, 2022, was $74.1 million, a decrease of 22.8% from $96.1 million in 2021, due to lower DTC and B2B sales. Throughout 2022 there was also a continuing industry-wide consumer shift to lower unit-priced CBD products, primarily gummies and topical products, where Charlotte’s Web is the market share leader. For 2022, Charlotte’s Web held the number one share position across the food, drug, mass (“FDM”) and natural retail channels, based on dollar share data from leading third-party analysts, The Nielsen Company and SPINS, and remains the market share leader in e-commerce sales according to the Brightfield Group. DTC revenue decreased 18.7% year-over-year to $50.7 million, and B2B revenue was 30.6% lower, at $23.4 million. DTC and B2B sales contributed 68% and 32% of net revenue in 2022 respectively, and 65% and 35% in 2021, respectively.

Gross Profit was $19.4 million, or 26.2% of consolidated revenue, versus $48.6 million, or 50.6%, in 2021. Cost of goods sold included inventory provisions of $23.4 million and $9.7 million for 2022 and 2021, respectively. Excluding inventory provisions, Adjusted Gross Margin1 was 57.7% in 2022, versus 61.7% in 2021. Lower margin gummy products represented 46.6% of gross sales for the Company in 2022 versus 38.7% in 2021, respectively.

Total SG&A expenses for 2022 decreased $27.6 million, or 28.2%, year-over-year to $70.1 million, from $97.6 million in 2021, as a result of management actions taken during the year to simplify the business and streamline operations.

A 2022 operating loss of $52.5 million was an improvement of $94.6 million, or 64.3%, as compared to an operating loss of $147.1 million in 2021. The improvement was primarily attributable to impairment charges of $98.0 million taken in 2021.

Net loss for 2022 was $59.3 million, or $(0.40) per share on a basic and diluted basis and included changes in fair value of the Company's SBH Purchase Option of negative $10.7 million, and a $1.8 million operating lease impairment, partially offset by a net gain of $3.1 million in fair value of the Company's debt derivative. This compares to a net loss of $137.7 million, or $(0.98) per share on a basic and diluted basis for 2021, which included $107.7 million of non-cash impairments in goodwill, customer relationships, trade names, inventory provisions, and other long-lived assets.

Adjusted EBITDA1 loss for 2022 was $11.8 million, an improvement of $8.7 million, or 42.5% as compared to Adjusted EBITDA loss of $20.6 million, for 2021.

Balance Sheet and Cash Flow

Net cash used from operations, for the year ended December 31, 2022, was $5.3 million as compared to $29.6 million in 2021. The decrease is related to reduced operating expenses and the collection of $10.8 million in IRS tax refunds, partially offset by lower revenues.

The Company’s cash and working capital at December 31, 2022, were $67.0 million and $82.3 million respectively, compared to $19.5 million and $75.6 million respectively at December 31, 2021.

Consolidated Financial Statements and Management’s Discussion and Analysis

The Company’s audited consolidated financial statements and accompanying notes for the year ended December 31, 2022 and 2021 and related management’s discussion and analysis of financial condition and results of operations (“MD&A”) are reported in the Company’s 10K filing on the Securities and Exchange Commission website at www.sec.gov and on SEDAR at www.sedar.com, and will be available on the Investor Relations section of the Company’s website at https://investors.charlottesweb.com.

Conference Call

Management will host a conference call to discuss the Company’s 2022 fourth quarter and year-end results at 11:00 a.m. ET on March 23, 2023. There are three ways to join the call:

•	Register and enter your phone number at https://emportal.ink/3Zj6SdP to receive an instant automated call back, or
•	Dial 1-416-764-8659 or 1-888-664-6392 approximately 10 minutes before the conference call and provide confirmation number 89462125, or
•	Listen to the live webcast online.

A recording of the call will be available through April 1, 2023. To listen to the rebroadcast please dial 1-416-764-8677 and provide conference ID 462125. A webcast of the call can be accessed through the investor relations section of the Charlotte’s Web website.

About Charlotte’s Web Holdings, Inc.

Charlotte's Web Holdings, Inc., a Certified B Corporation headquartered in Louisville, Colorado, is the market leader in innovative hemp extract wellness products under a family of brands that includes Charlotte's Web™, CBD Medic™, and CBD Clinic™.  Charlotte’s Web whole-plant CBD extracts come in full-spectrum and broad-spectrum (THC-free) options, including the world’s only broad-spectrum CBD certified NSF for Sport®, which is the official CBD of Major League Baseball©. Founded by the seven Stanley Brothers, Charlotte’s Web ignited the CBD industry when the brothers came to global prominence with the coverage of a young girl’s astounding reaction to their hemp extract. Their advocacy changed laws, public perception, and research around the vast health potential of plant-based solutions. The Stanleys built their business with the mission to bring botanical options to health seekers worldwide. Charlotte's Web branded premium quality products start with proprietary hemp genetics that are American farm-grown using organic and regenerative cultivation practices. The Company's hemp extracts have naturally occurring botanical compounds including cannabidiol ("CBD"), CBC, CBG, terpenes, flavonoids, and other beneficial compounds. The Company's CW Labs R&D division advances hemp science at a center of excellence in Louisville, Colorado. Charlotte’s Web product categories include CBD oil tinctures (liquid products) CBD gummies (sleep, stress, exercise recovery), CBD capsules, CBD topical creams and lotions, as well as CBD pet products for dogs.  Through its substantially vertically integrated business model, Charlotte’s Web maintains stringent control over product quality and consistency with 20+ product lot testing for quality assurance. Charlotte’s Web products are distributed to retailers and health care practitioners throughout the U.S.A, and online through the Company's website at www.charlottesweb.com.

Shares of Charlotte's Web trade on the Toronto Stock Exchange (TSX) under the symbol “CWEB” and are quoted in U.S. Dollars in the United States on the OTCQX under the symbol “CWBHF”. As of March 22, 2023, Charlotte's Web had 152,422,498 Common Shares outstanding.

© Major League Baseball trademarks and copyrights are used with permission of Major League Baseball. Visit MLB.com.

Forward-Looking Information

In the interest of providing the shareholders and potential investors of Charlotte's Web Holdings, Inc. with information about the Company, certain information provided herein constitutes forward-looking statements or information (collectively, "forward-looking statements") within the meaning of applicable securities laws. Forward-looking statements are typically identified by words such as "may", "will", "should", "could", "anticipate", "expect", "project", "estimate", "forecast", "plan", "intend", "target", "believe" and similar words suggesting future outcomes or statements regarding an outlook. Although these forward-looking statements are based on assumptions the Company considers to be reasonable based on the information available on the date such statements are made, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties, and other factors which may cause actual results, levels of activity, and achievements to differ materially from those expressed or implied by such statements. The forward-looking statements contained in this press release are based on certain assumptions and analysis by management of the Company in light of its experience and perception of historical trends, current conditions and expected future development and other factors that it believes are appropriate.

Specifically, this press release contains forward-looking statements relating to, but not limited to: activities relating to, and sponsorship of, legislation to advance regulatory framework; anticipated consumer trends and corresponding product innovation; anticipated future financial results; the conversion of the convertible debenture held by BAT; international expansion activities and strategy, including the Company’s strategic alliance with Tilray and the availability of the Company’s products through Tilray’s distribution network in Canada; sales volume, product, channel and international expansion plans; growth of the Company’s market share position; the impact of the Company’s partnership with the MLB on the health and wellness of its players and fans; the impact of the Company’s new distribution partners on sales; the ratification of legislative changes in Colorado and other states; the Company’s ability to increase online traffic and demographic exposure through new products and marketing; anticipated new marketing partners; the impact of certain activities on the Company's business and financial condition; suggested regulatory developments; and the Company's anticipated trajectory, long-term growth expectations and shareholder value creation.

The material factors and assumptions used to develop the forward-looking statements herein include, but are not limited to, the following: the impact of the COVID-19 pandemic; the regulatory climate in which the Company currently operates and may in the future operate; successful sales of the Company's products; the success of sales and marketing activities; there will be no significant delays in the development and commercialization of the Company's products, including in relation to supply chain disruptions; outcomes from R&D activities; ability for the Company to leverage R&D and brand recognition for product sales; the Company's ability to deal with adverse growing conditions (due to pests, disease, fungus, climate or other factors) in a timely and cost-effective manner; there will be no significant reduction in the availability of qualified and cost-effective human resources; new products will continue to be added to the Company's portfolio; demand for the Company's products will grow in the foreseeable future; there will be no significant barriers to the acceptance of the Company's products in the market, including in international markets; the Company will be able to maintain compliance with applicable contractual and regulatory obligations and requirements; there will be adequate liquidity available to the Company to carry out its operations and business plans; the Company will have sufficient capital to pursue its sales volume, product, channel and international expansion; and products do not develop that would render the Company's current and future product offerings undesirable and the Company is otherwise able to minimize the impact of competition and keep pace with changing consumer preferences.

The Company's forward-looking statements are subject to risks and uncertainties pertaining to, among other things, the adverse impact of the COVID-19 pandemic to the Company's operations, supply chain, distribution chain, and to the broader market for the Company's products; revenue fluctuations; nature of government regulations (both domestic and foreign); economic conditions; loss of key customers; retention and availability of executive talent; competing products; common share price volatility; loss of proprietary information; product acceptance; internet and system infrastructure functionality; information technology security; available capital to fund operations and business plans; crop risk; international and political considerations; regulatory changes; and including but not limited to those risks and uncertainties discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ending December 31, 2022 available on www.sec.gov and www.sedar.com, and other risk factors contained in other filings with the Securities and Exchange Commission available on www.sec.gov and filings with Canadian securities regulatory authorities available on www.sedar.com. The impact of any one risk, uncertainty, or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent, and the Company's future course of action depends on management's assessment of all information available at the relevant time.

Except as required by applicable law, the Company assumes no obligation to publicly update or revise any forward-looking statements made, whether as a result of new information, future events, or otherwise. All forward-looking statements, whether written or oral, attributable to the Company or persons acting on the Company's behalf, are expressly qualified in their entirety by these cautionary statements.

(1) Non-GAAP Measures

The press release contains non-GAAP measures, including EBITDA and Adjusted EBITDA. Please refer to the section in the tables captioned “Non-GAAP Measures” below for additional information and a reconciliation to GAAP for all Non-GAAP metrics.

For further information contact:

Jessica Saxton

Chief Financial Officer

Jessica.Saxton@CharlottesWeb.com

(720) 388-6505

Cory Pala

Director of Investor Relations

(720) 484-8930

Cory.Pala@CharlottesWeb.com

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$66,963	$19,494
Accounts receivable, net	1,847	4,882
Inventories, net	26,953	52,077
Prepaid expenses and other current assets	7,998	8,590
Income taxes receivable	—	10,764
Total current assets	103,761	95,807
Property and equipment, net	29,330	36,085
License and media rights	26,871	—
Operating lease right-of-use assets, net	16,519	20,679
Intangible assets, net	1,771	2,843
SBH purchase option and other derivative assets	3,620	13,000
Notes receivable - noncurrent	—	1,037
Other long-term assets	5,770	2,062
Total assets	$187,642	$171,513
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,018	$5,049
Accrued and other current liabilities	6,899	9,570
Cultivation liabilities - current	445	3,448
Lease obligations - current	2,306	2,103
License and media rights payable - current	7,759	—
Total current liabilities	21,427	20,170
Cultivation liabilities - noncurrent	6	385
Lease obligations - noncurrent	17,905	20,500
Derivative and other long-term liabilities	12,995	12
License and media rights payable - noncurrent	20,383	—
Convertible debenture	37,421	—
Total liabilities	110,137	41,067
Commitments and contingencies
Shareholders’ equity:
Common shares, nil par value; unlimited shares authorized as of December 31, 2022 and 2021, respectively; 152,135,026 and 144,659,964 shares issued and outstanding as of December 31, 2022 and 2021	1	1
Additional paid-in capital	325,431	319,059
Accumulated deficit	(247,927)	(188,614)
Total shareholders’ equity	77,505	130,446
Total liabilities and shareholders’ equity	$187,642	$171,513

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2022	2021

Revenue	$74,139	$96,092
Cost of goods sold	54,728	47,507
Gross profit	19,411	48,585

Selling, general and administrative expenses	70,060	97,641
Goodwill and asset impairments	1,837	98,003
Operating loss	(52,486)	(147,059)

Other income, net	744	51
Change in fair value of financial instruments and other	(7,480)	9,429
Loss before provision for income taxes	$(59,222)	$(137,579)
Income tax expense	(91)	(143)
Net loss	$(59,313)	$(137,722)
Net loss per common share, basic and diluted	$(0.40)	$(0.98)
Weighted-average shares used in computing net loss per share, basic and diluted	146,631,767	140,769,247

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except share amounts)

	Proportionate Voting Shares	Common Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Shares	Amount
Balance - December 31, 2020	81,177	107,060,237	$1	$305,133	$(50,892)	$254,242
Exercise of stock options	—	8,261	—	30	—	30
Conversion to common shares	(81,177)	32,471,060	—	—	—	—
Exercise of warrants	—	98,788	—	441	—	441
Withholding of common shares upon vesting of restricted share units	—	182,727	—	(146)	—	(146)
Harmony Hemp contingent equity compensation	—	338,091	—	1,460	—	1,460
ATM Program, net of share issuance costs	—	4,500,800	—	8,118	—	8,118
Share-based compensation	—	—	—	4,023	—	4,023
Net loss	—	—	—	—	(137,722)	(137,722)
Balance - December 31, 2021	—	144,659,964	$1	$319,059	$(188,614)	$130,446
Common shares issued upon vesting of restricted share units, net of withholdings	—	947,396	—	(190)	—	(190)
Harmony Hemp contingent equity compensation	—	169,045	—	164	—	164
Common share issuance for license and media agreement		6,119,121	—	3,060	—	3,060
ATM Program, net of share issuance costs	—	239,500	—	(65)	—	(65)
Share-based compensation	—	—	—	3,403	—	3,403
Net loss	—	—	—	—	(59,313)	(59,313)
Balance - December 31, 2022	—	152,135,026	$1	$325,431	$(247,927)	$77,505

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2022	2021

Cash flows from operating activities:
Net loss	$(59,313)	$(137,722)
Adjustments to reconcile net loss and comprehensive loss to net cash used in operating activities:
Depreciation and amortization	8,968	11,025
Goodwill and asset impairments	1,837	98,003
Change in fair value of financial instruments	7,480	(9,305)
Allowance for credit losses	1,226	1,509
Inventory provision	23,394	9,729
Share-based compensation	3,403	5,483
Changes in right-of-use assets	2,146	2,368
Loss (gain) on disposal of assets	(184)	390
Other	958	—
Changes in operating assets and liabilities:
Accounts receivable, net	2,946	(948)
Inventories, net	1,730	1,023
Prepaid expenses and other current assets	3,781	694
Operating lease obligations	(2,012)	(2,230)
Accounts payable, accrued and other liabilities	(3,577)	(2,911)
License and media rights	(500)	—
Income tax receivable	10,764	676
Cultivation liabilities	(4,000)	(7,166)
Other operating assets and liabilities, net	(4,362)	(177)
Net cash used in operating activities	(5,315)	(29,559)
Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(265)	(4,918)
Proceeds from sale of assets	660	13
Issuance of notes receivable, net of collections	—	510
Investment in Stanley Brothers USA Holdings purchase option	—	(8,000)
Other investing activities	—	606
Net cash used in investing activities	395	(11,789)
Cash flows from financing activities:
Proceeds from public offerings, net of issuance costs	(64)	8,257
Proceeds from stock option exercises	—	30
Proceeds from convertible debenture	52,761	—
Other financing activities	(308)	(248)
Net cash provided by financing activities	52,389	8,039
Net decrease in cash and cash equivalents	47,469	(33,309)
Cash and cash equivalents - beginning of year	19,494	52,803
Cash and cash equivalents - end of year	$66,963	$19,494
Non-cash activities:
Non-cash purchase of license and media rights assets	(31,399)	—
Non-cash share issuance for license and media rights agreement	(3,060)	—
Non-cash purchases of property and equipment	—	(2,500)
Reduction to cultivation liabilities for inventory provision	—	(543)

(1) Non-GAAP Measures - Adjusted Gross Profit and adjusted EBITDA

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is not a recognized performance measure under U.S. GAAP. The term EBITDA consists of net loss and excludes interest, taxes, depreciation, and amortization. Adjusted EBITDA also excludes other non-cash items such as changes in fair value of financial instruments (Mark-to-Market), Share-based compensation, and impairment of assets. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. The non-GAAP financials measures do not have a standardized meaning prescribed under U.S. GAAP and therefore may not be comparable to similar measures presented by other issuers. The primary purpose of using non-GAAP financial measures is to provide supplemental information that we believe may be useful to investors and to enable investors to evaluate our results in the same way we do. We also present the non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis, as well as comparing our results against the results of other companies, by excluding items that we do not believe are indicative of our core operating performance. Specifically, we use these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware, however, that not all companies define these non-GAAP measures consistently.

(1)	Adjusted Gross Profit, EBITDA and Adjusted EBITDA are non-GAAP financial measures with reconciliations provided in the tables below.

Adjusted gross margin for the three and twelve months ended December 31, 2022, and 2021 is as follows:

Charlotte's Web Holdings, Inc.
Statement of Adjusted Gross Profit
(In Millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	(unaudited)		(audited)
U.S. $ millions	2022	2021	2022	2021

Total revenue	$18.9	$24.8	$ 74.1	$ 96.1
Cost of goods sold	29.4	$20.6	$54.7	47.5
Gross profit before inventory provision	(10.5)	$4.2	19.4	48.6
Inventory provision, net	21.5	$9.6	23.4	9.7
Adjusted gross profit	$11.0	$13.8	$42.8	$58.3
Adjusted gross margin %	58.1%	55.4%	57.7%	50.6%

Adjusted EBITDA for the three and twelve months ended December 31, 2022, and 2021 is as follows:

Charlotte's Web Holdings, Inc.
Statement of Adjusted EBITDA
(In Thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	(unaudited)		(audited)
U.S. $ Thousands	2022	2021	2022	2021

Net loss	$ (35,230)	$ (118,247)	$ (59,314)	$ (137,721)

Depreciation of property and equipment and amortization of intangibles	3,206	2,798	8,968	11,025
Interest (income) expense	649	(12)	580	(45)
Income tax expense	91	151	91	143
EBITDA	(31,284)	(115,310)	(49,675)	(126,598)

Stock Comp	882	970	3,567	5,482
Mark-to-market financial instruments	3,580	2,039	7,480	(9,429)
Impairment	16	98,003	1,837	98,003
Inventory Provision	21,537	5,809	23,394	9,729
Severance	766	180	1,566	2,238

Adjusted EBITDA	$ (4,503)	$ (8,309)	$ (11,831)	$ (20,575)

Certain prior year amounts in the table above have been conformed to the current year presentation in accordance with how the Company is defining the EBITDA and Adjusted EBITDA calculation at December 31, 2022